Exhibit 99.7

Centennial Specialty Foods Receives Nasdaq Notification

DENVER, COLORADO – September 2, 2005

Centennial Specialty Foods Corporation (NASDAQ: CHLE; Boston Stock Exchange: CSJ) announced today that on August 30, 2005 it received a notification from the staff of The Nasdaq Stock Market that the Company’s stock will be delisted at the opening of business on September 8, 2005.  The notification stated that as of August 30, 2005, the Company had not regained compliance with the Nasdaq Marketplace Rule 4310(c)(4) (“the Rule”) which requires a company to maintain a $1 per share bid price for continued inclusion in the Nasdaq SmallCap Market.  Centennial was initially notified on March 1, 2005 that its stock had closed below the minimum bid price for 30 consecutive business days.  The Company has been unable to regain compliance with the rule during the last 180 days and is not eligible for an additional compliance period because it does not meet the initial Nasdaq SmallCap Market inclusion requirements.

The Company is currently evaluating whether to request a hearing to appeal Nasdaq’s determination to a Listing Qualifications Panel (the “Panel”).  The request for hearing must be received by the Nasdaq Hearings Department no later than September 6, 2005, and a decision is generally issued within 30 days.  A request for hearing will stay the delisting of the Company’s common stock pending the Panel’s decision.  If Centennial does not have grounds to appeal Nasdaq’s determination to the Panel, or is unsuccessful in its appeal process, its common stock may not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.”  The Company’s common stock may become eligible if one or more market makers make application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application is cleared by Nasdaq.

Centennial Specialty Foods Corporation is a distributor of ethnic Southwestern food products.  Its products are sold under the Stokes and Ellis labels, two well-known Southwestern brands that date back almost 100 years.  Principal channels of distribution for Centennial’s products are grocery retailers, superstores and club stores in Colorado, Arizona, and, to a lesser extent, several major metropolitan markets in adjoining states.  More information about Centennial can be found on its website at www.centennialspecialtyfoods.com.

Note Regarding Forward Looking Statements:

Certain matters discussed in this press release could contain forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from current trends or expected results.  We identify forward looking statements through our use of words such as “expect,” “believe,” “project,” “anticipate,” and similar expressions.  These risks that may affect our ability to achieve forward-looking statements are discussed in our final prospectus in the section entitled “Risk Factors” and other documents that are on file with the Securities and Exchange Commission.

For further information, please contact Jeffrey Nieder, CEO or Douglas Evans, CFO at (303) 292-4018.

Stokes and Ellis are registered trademarks of Centennial Specialty Foods Corporation.

SOURCE:  Centennial Specialty Foods Corporation